Exhibit 10.5

Executed Version

TRANSITION AGREEMENT

This TRANSITION AGREEMENT (this “Agreement”) dated as of September 5, 2018, by and between Ultra Petroleum Corp, a Yukon Corporation (the “Company”) and Garrett B. Spear-Smith (the “Executive”), sets forth the terms and understandings regarding Executive’s continued service with and termination of employment from the Company.

WHEREAS, the Executive is party to that certain Employment Agreement, dated November 6, 2017 by and between the Company and the Executive (the “Employment Agreement”) and Executive is a party to that certain Restricted Stock Unit Agreement by and between Executive and the Company dated April 12, 2017 pursuant to the Ultra Petroleum 2017 Stock Incentive Plan (the “Emergence Agreement”, and collectively with the Employment Agreement, the “Subject Agreements”);

WHEREAS, pursuant to the Employment Agreement, Executive is entitled to certain payments and benefits upon certain terminations of Executive’s employment;

WHEREAS, Executive has provided the Company with a notice of his right to resign for Good Reason under the Employment Agreement;

WHEREAS, the Company wishes to continue to employ Executive to serve in his current role as Vice President, General Counsel and Corporate Secretary of the Company, as further described below, until a future date mutually agreed between the parties as set forth below; and

WHEREAS, and the Company and the Executive wish to stipulate their mutual rights and obligations under the Employment Agreement arising in connection with the Executive’s continued service with the Company and its subsidiaries and affiliates (collectively, the “Company Group”) from and following the date hereof the Executive’s separation from service to the Company Group.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the Company and the Executive hereby agree as follows:

1.

Continued Employment. Effective as of the date hereof and concluding on the Separation Date (as defined below) (such period, the “Transition Period”), the Executive will continue to serve as the Vice President, General Counsel and Corporate Secretary of the Company, reporting to the Chief Executive Officer of the Company. During the Transition Period, the Executive will continue to provide the services associated with his title and position, and will, if and when directed by the Chief Executive Officer of the Company, provide transition services to facilitate a smooth transition of the Executive’s job responsibilities and perform such other duties and responsibilities prior to the Separation Date as reasonably requested by the Company consistent with Executive’s positions. During the Transition Period, the Executive will continue to be entitled to the payments and benefits set forth in Section 4 of the Employment Agreement and as such shall (a) receive continued payment of base salary of $325,000 per year, (b) remain eligible to earn the Executive’s annual cash bonus compensation pursuant to the Company’s 2018

Annual Incentive Plan and Section 4(b) of the Employment Agreement with a target bonus amount equal to seventy-five percent (75%) of Executive’s base salary, (c) remain eligible for all other Company compensation, benefit or fringe benefit plans, policies or programs, including as set forth in the Employment Agreement as well as accruing vacation days and being reimbursed for business expenses, and (d) continue to be bound by the terms and conditions of the Employment Agreement.

2.

Long-Term Incentive Plan. In lieu of Executive, receiving incentive compensation in respect of the 2018 calendar year pursuant to the long-term incentive program established by the Company, Executive will be entitled to receive a cash payment upon the Separation Date if the Separation Date is due to a Qualifying Termination (as defined below) equal to $51,541 (the “LTIP Payment”). The LTIP Payment is contingent on Executive’s acknowledgment that Executive shall not have Good Reason to terminate Executive’s employment due to the Company’s failure to provide Executive with the Target LTIP Amount (as defined in the Employment Agreement).

3.

Separation from the Company. Executive’s employment with the Company shall continue until the first to occur of (a) the date the Company terminates Executive’s employment for or without Cause (both as defined in the Employment Agreement), (b) the date the Executive resigns for Good Reason (as defined in the Employment Agreement) or without Good Reason, in each case in accordance with the Employment Agreement; provided, the Executive agrees and acknowledges that Executive shall be ineligible to resign for Good Reason prior to November 15, 2018, and (c) Executive’s death or Disability, in each case in accordance with the Employment Agreement (such date, the “Separation Date”). The Company agrees and acknowledges that Executive shall have Good Reason to terminate Executive’s employment as of November 15, 2018, and Executive may voluntarily resign for any reason following November 15, 2018 and prior to February 1, 2019 and such resignation will constitute a termination of employment for Good Reason in accordance with the terms of the Employment Agreement and Section 5 of this Agreement, provided Executive has not incurred a termination for Cause prior to such date. To resign after November 15, 2018, Executive should provide written notice in accordance with Section 5(a)(v)(A) of the Employment Agreement and Section 14 of this Agreement. Effective as of the Separation Date, the Executive shall cease to be an employee of the Company and shall resign from all other positions as an employee or officer of any member of the Company Group. The Executive shall promptly execute any additional documentation the Company may request to reflect such resignations.

4.

Accrued Benefits. Upon the Separation Date, the Executive shall be entitled to receive any unpaid Base Salary through the Separation Date and shall be entitled to reimbursement within 30 days of submission of any unreimbursed expenses properly incurred by Executive in accordance with Company policies prior to the Separation Date. Executive shall also receive such other compensation (including any other equity-related payments) and benefits, if any, to which Executive may be entitled from time to time pursuant to the terms and conditions of the employee compensation, incentive, equity, benefit or fringe benefit plans, policies or programs of the Company. All payments under

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this Section 4 shall be made in accordance with the timing of payments set forth in Section 5(a)(ix)(A) of the Employment Agreement.

5.

Separation Payments and Benefits. In accordance with the terms of the Subject Agreements, if the Separation Date occurs due to the Executive’s resignation for Good Reason (including, for the avoidance of doubt, any voluntary resignation by Executive after November 15, 2018 and prior to February 1, 2019) or due to a termination of the Executive’s employment by the Company other than for Cause (a “Qualifying Termination”), the Executive shall be entitled to receive in full satisfaction of the Company’s obligations under Section 5 of the Employment Agreement:

(a)

Separation Payment. Subject to Section 5(d) herein, and in full satisfaction of Executive’s rights under Section 5(b)(ix)(A)(i) or Section 5(b)(ix)(B) or (C) of the Employment Agreement, Executive will be entitled to an amount equal to (i) $885,752.03 if the Separation Date occurs prior to a Change in Control (as defined in the Employment Agreement) and clause (ii) does not apply and (ii) $1,756,504 if the Separation Date occurs on or after a Change in Control or Executive’s termination of employment is in anticipation of a Change in Control (the “Separation Payment”). In addition, Executive shall be entitled to receive payment of any portion of the LTIP Payment not previously paid in accordance with Section 3 of this Agreement. The Company shall pay the Separation Payment and any unpaid LTIP Payment in a lump sum no later than thirty (30) days following the Separation Date.

(b)Continuation of Benefits. Subject solely to Section 13(f) of the Employment Agreement, the Company shall make available to Executive, at the Company’s cost and expense, continued participation in the Company’s life insurance, disability insurance, directors and officers liability insurance, health and accident plans (including medical, dental and vision plans) and any other welfare, fringe or employee benefit plans Executive was participating in immediately prior to the Separation Date (collectively, the “Welfare Benefits”) for a period beginning on the Separation Date and continuing for at least 12 months or, if earlier occurring, such time as Executive obtains other employment that provides the Executive with benefits (other than directors and officers liability insurance) at least as favorable to the Executive as the Welfare Benefits.

(c)Company Equity Awards. Upon the Release Effective Date, all outstanding and unvested awards granted pursuant to the Emergence Agreement held by Executive as of the Separation Date (i.e., 151,459 shares) will automatically, and without any action on the part of the Executive, become vested and delivered to the Executive (the “Equity Acceleration”). The Company agrees that such shares will be delivered net of the shares withheld to pay the withholding taxes due upon delivery of such shares. Executive and the Company acknowledge and agree that as of the date hereof, Executive has no outstanding equity incentives other than those set forth in the Emergence Agreement. The Company acknowledges that following the Separation Date, there are no Company- imposed restrictions on Executive’s ability to transfer or sell any stock he owns (or will own upon delivery of the shares in accordance with this clause (c)) in the Company.

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(d)Release of Claims. The rights, payments and benefits to be provided to the Executive under Section 5(a), 5(b) and 5(c) of this Agreement are subject to the Executive’s execution and delivery to the Company of an effective general release and waiver of claims in the form attached hereto as Exhibit A (the “Release”) following the Executive’s Separation Date and the period during which the Release may be revoked having expired within thirty (30) days following the Separation Date (the date on which the release becomes effective and is no longer subject to revocation, the “Release Effective Date”).

For the avoidance of doubt, if the Separation Date occurs because of Executive’s death or Disability, he (or his estate) shall be entitled to the payments and entitlements set forth in the Employment Agreement for a termination due to death or Disability, as applicable.

6.

Return of Company Property. The Executive shall promptly following the Separation Date return to the Company all documents, records, files and other information and property belonging or relating to the Company, its affiliates, customers, clients or employees. The Executive acknowledges that all such materials are, and will remain, the exclusive property of the Company, and the Executive may not retain originals or copies of such materials without the express written approval of the Company.

7.

Severability. In the event that any one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable by a court of competent jurisdiction, the validity, legality and enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby.

8.

Waiver. No waiver by either party of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time.

9.

Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of Colorado, without reference to its choice of law rules. Any dispute between the parties with respect to this Agreement shall be governed by Section 13(e)(ii) of the Employment Agreement.

10.

Withholding. The Company shall deduct or withhold, or require the Executive to remit to the Company, the minimum statutory amount to satisfy federal, state or local taxes required by law or regulation to be withheld with respect to any benefit provided hereunder.

11.

Representations. The Company represents and warrants to Executive that all corporate action required to be taken to authorize the Company to enter into this Agreement and perform its obligations hereunder has been taken and the person signing this Agreement on behalf of the Company is duly authorized to do so.

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12.

Indemnification/D&O Liability Insurance. Nothing in this Agreement (including the Release) shall affect any rights Executive has to be indemnified and/or advanced expenses for third party claims or to be covered under any applicable directors’ and officers’ insurance policies, including any tail directors’ and officers’ insurance policies he was covered pursuant to immediately prior to the Separation Date.

13.

Entire Agreement. This Agreement and the Release shall constitute the entire agreement and understanding of the parties with respect to the subject matter herein and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties with respect to the subject matter herein, including, the Subject Agreements. The Executive acknowledges and agrees that Executive is not relying on any representations or promises by any representative of the Company concerning the meaning of any aspect of this Agreement or the Release. This Agreement and the Release may not be altered or modified other than in a writing signed by the Executive and an authorized representative of the Company. The Company confirms that the only restrictive covenants applicable to Executive following the Separation Date are set forth in the Employment Agreement.

14.

Notices. Any notice required or permitted by this Agreement shall be in writing, delivered by hand, or sent by priority, registered or certified mail, return receipt requested, or by recognized overnight delivery or courier service (regularly providing proof of delivery), addressed to the Company’s Chief Executive Officer at the Company’s then principal office, or to Executive at the address set forth under Executive’s signature below, as the case may be, or to such other address or addresses as any party hereto may from time to time specify in writing. Notices shall be deemed given when received.

15.

Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive, the Company and their respective heirs, successors and assigns, except that the Executive may not assign Executive’s rights or delegate Executive’s obligations hereunder without the prior written consent of the Company. Notwithstanding the foregoing, if Executive should die while any payment and/or entitlement is due to him hereunder, such payment or entitlement shall be paid or provided to his designated beneficiary (or if there is no designated beneficiary, to his estate).

16.

Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Additionally, the parties agree that electronic reproductions of signatures (i.e., scanned PDF versions of original signatures, facsimile transmissions, and the like) shall be treated as original signatures for purposes of execution of this Agreement.

17.

Section 409A. The intent of the parties is that the payments and benefits contemplated under this Agreement that are subject to Section 409A of the Code and the regulations and guidance promulgated thereunder and comply with the requirements thereof (including any applicable exemptions) and accordingly, to the maximum extent permitted,   this   Agreement   will   be   interpreted   to   be   in   compliance   therewith.

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Notwithstanding any other provision of this Agreement to the contrary, separation payments and benefits pursuant to Section 5 hereof, to the extent of payments made from the Separation Date through March 15 of the calendar year following the Separation Date, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus are payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations. To the extent such payments are made following said March 15, they are intended to constitute separate payments for purposes of Section 1.409A-1(b)(9)(iii) of the Treasury Regulations to the maximum extent permitted by said provision, with any excess amount being regarded as subject to the distribution requirements of Section 409A(a)(2)(A) of the Code, including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payment be delayed until six (6) months after separation from service if Executive is a “specified employee” with the meaning of the aforesaid section of the Code at the time of such separation from service. In addition, the provisions of the Employment Agreement relating to Section 409A of the Code, including Section 5(a)(ix), Section 6 and Schedule 2, are incorporated into this Agreement with full force and effect.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below.

ULTRA PETROLEUM CORP.

By:   /s/ Brad Johnson    Date: 5 Sep 2018

Name: Brad Johnson

Title: Interim Chief Executive Officer

Garrett B. Spear-Smith

By:    /s/ Garrett Spear-Smith   Date: 5 Sep 2018

(Signature Page to Transition Agreement)

EXHIBIT A

YOU SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE OF CLAIMS.

Release

1.In consideration of the payments and benefits set forth in Section 5 of the Transition Agreement dated as of September 5, 2018, by and between Ultra Petroleum Corp, a Yukon Corporation (the “Company”) and Garrett B. Spear-Smith (the “Executive”) (the “Transition Agreement”) (each of the Executive and the Company, a “Party” and collectively, the “Parties”), the sufficiency of which the Executive acknowledges, the Executive, with the intention of binding himself and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, shareholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party, including without limitation any claim that arises out of, or relates to, (i) Employment Agreement, dated November 6, 2017 by and between the Company and the Executive (the “Employment Agreement”), the Restricted Stock Unit Agreement by and between Executive and the Company dated April 12, 2017 pursuant to the Ultra Petroleum 2017 Stock Incentive Plan, the Executive’s employment with the Company or any of its subsidiaries and affiliates, or any termination of such employment, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iv) any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and/or (v) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (“ADEA”), the Texas Commission on Human Rights Act, TX Labor Code § 21.001 et seq., the Texas Payday Law, TX Labor Code § 61.001 et seq., the Texas Minimum Wage Act, TX Labor Code § 62.001 et seq., and the Texas Communicable Disease Act, TX Health and Safety Code § 81.101 et seq., all as amended, and any similar or analogous state statute, excepting only:

A.

rights of the Executive to the LTIP Payment (if not previously paid), the accrued benefits set forth in Section 4 of the Transition Agreement, the Separation Payment, the Welfare Benefits, the Equity Acceleration (as all such terms are defined in the Transition Agreement) and all other rights of the Executive as set forth in the Transition Agreement;

B.	the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;

C.

claims for benefits under any health, disability, retirement, deferred compensation, life insurance or other similar employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group; and

D.

rights to indemnification the Executive has or may have under an agreement with any member of the Company Affiliated Group, the by-laws or certificate of incorporation of any member of the Company Affiliated Group or as an insured under any director’s and officer’s liability insurance policy now or previously in force, including any tail policy.

In addition, nothing in this Release prevents Executive from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Securities and Exchange Commission, or the Department of Labor, except that Executive hereby waives his right to any monetary benefits in connection with any such claim, charge or proceeding. Nothing contained in this Release shall be construed to prohibit the Executive from reporting possible violations of federal or state law or regulation to any governmental agency or regulatory body or making other disclosures that are protected under any whistleblower provisions of federal or state law or regulation, or from filing a charge with or participating in any investigation or proceeding conducted by any governmental agency or regulatory body. For the avoidance of doubt, Executive is not releasing claims with respect to any rights he had upon the Company’s emergence from bankruptcy with respect to his rights to be indemnified or covered under any directors’ and officers’ liability insurance policies, including any tail policies, or to be released from certain claims. For the avoidance of doubt by executing this Release, the Executive is not forfeiting his common stock ownership in the Company.

2.The Company confirms that as of the date it signs this Release that the board of directors of the Company is not aware of any claim any member of the Company Affiliated Group has or may have against the Executive.

3.Pursuant to 18 U.S.C. § 1833(b), an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that:

(i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose a trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (A) files any document containing the trade secret under seal and (B) does not disclose the trade secret except pursuant to court order.

4.The Executive acknowledges and agrees that this Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.   The Company acknowledges and agrees that this

Release is not to be construed in any way as an admission of any liability whatsoever by the Executive, any such liability being expressly denied.

5.This Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorneys’ fees and expenses but does not apply to the claims not released by the Executive in Section 1 above.

6.The Executive specifically acknowledges that his acceptance of the terms of this Release is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.

7.As to rights, claims and causes of action arising under ADEA, the Executive acknowledges that he been given a period of twenty-one (21) days to consider whether to execute this Release. If the Executive accepts the terms hereof and executes this Release, he may thereafter, for a period of seven (7) days following (and not including) the date of execution, revoke this Release as it relates to the release of claims arising under ADEA. If no such revocation occurs, this Release shall become irrevocable in its entirety, and binding and enforceable against the Executive, on the day next following the day on which the foregoing seven-day period has elapsed. If such a revocation occurs, the Transition Agreement shall terminate and be of no further force and effect, and the Executive shall irrevocably forfeit any right to payment of the Separation Payment, the Welfare Benefits, and the Equity Acceleration (other than $1,000 as consideration for the rights, claims and causes of actions that continue to be waived hereunder and his rights to be indemnified and covered under any applicable directors’ and officers’ liability insurance policies) or any other cash severance, benefits continuation or other post-termination benefits pursuant to the Employment Agreement (other than rights to the the accrued benefits set forth in Section 4 of the Transition Agreement) and any rights to be indemnified or covered under any applicable directors’ and officers’ liability insurance policies), but the remainder of the Employment Agreement shall continue in full force.

8.Other than as to rights, claims and causes of action arising under ADEA, this Release shall be immediately effective upon execution by the Executive.

9.The Executive acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

10.The Executive acknowledges that he has been advised to seek, and has had the opportunity to seek, the advice and assistance of an attorney with regard to this Release, and has been given a sufficient period within which to consider this Release.

11.The Executive acknowledges that this Release relates only to claims that exist as of the date of this Release.

12.The Executive acknowledges that the Separation Payment, the Welfare Benefits, and the Equity Acceleration he is receiving in connection with this Release and his obligations under this Release are in addition to anything of value to which the Executive is entitled from the Company.

13.Each provision hereof is severable from this Release, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect. If any provision of this Release is so broad, in scope, or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

14.This Release constitutes the complete agreement of the Parties in respect of the subject matter hereof and shall supersede all prior agreements between the Parties in respect of the subject matter hereof except to the extent set forth herein. For the avoidance of doubt, this Release does not supersede the Transition Agreement.

15.The failure to enforce at any time any of the provisions of this Release or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Release, or any part hereof, or the right of any party thereafter to enforce each and every such provision in accordance with the terms of this Release.

16.This Release may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile shall be deemed effective for all purposes.

17.This Release shall be binding upon any and all successors and assigns of the Executive and the Company.

18.Except for issues or matters as to which federal law is applicable, this Release shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflicts of law principles thereof.

below.

IN WITNESS WHEREOF, the Company has executed this Release as of the date written

ULTRA PETROLEUM CORP.

By: Name:

Title: Date:

below.

IN WITNESS WHEREOF, the Executive has executed this Release as of the date written

Accepted and Agreed:

Name: Garrett B. Spear-Smith

Date:

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